                                                                     Exhibit 2.1

________________________________________________________________________________

                           STOCK PURCHASE AGREEMENT

                                    between

                                  JAMES FLYNN
                               WILLIAM D. CLARKE

                                  as Sellers

                                      and

                           ALYSIS TECHNOLOGIES, INC.

                                 as Purchaser

                                  dated as of

                              September 15, 1999

________________________________________________________________________________

                               TABLE OF CONTENTS

                                                                      Page
                                                                      ----
ARTICLE I PURCHASE AND SALE OF SECURITIES......................          1

     1.1   Purchase and Sale of Shares.........................          1
     1.2   Consideration for the Shares........................          1
     1.3   Escrow..............................................          1
     1.4   Restrictions on Transfer............................          2
     1.5   Legends.............................................          2

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLERS...........          3

     2.1   Organization and Corporate Documents................          3
     2.2   Due Authority; No Breach............................          3
     2.3   Capitalization......................................          4
     2.4   Equity Investments..................................          5
     2.5   Qualification.......................................          5
     2.6   Title to Property; Condition; Sufficiency...........          5
     2.7   Contracts...........................................          5
     2.8   Insurance...........................................          7
     2.9   Intellectual Property...............................          7
     2.10  Government Permits; Compliance with Applicable Laws.          9
     2.11  Taxes and Tax Returns...............................          9
     2.12  Financial Statements; Liabilities...................         10
     2.13  Books and Records...................................         10
     2.14  Absence of Certain Changes and Events...............         10
     2.15  Employment Matters..................................         12
     2.16  Employment, Severance and Termination Agreements,
           Etc.................................................         14
     2.17  Litigation; Compliance with Law.....................         14
     2.18  Year 2000 Compliance................................         15
     2.19  Investment..........................................         15
     2.20  No Brokers..........................................         16

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE PURCHASER....         16

     3.1   Due Organization, Etc...............................         16
     3.2   Due Authority; No Breach............................         16
     3.3   Capitalization......................................         17
     3.4   Investment..........................................         17
     3.5   SEC Filings.........................................         17
     3.6   No Brokers..........................................         18

ARTICLE IV ADDITIONAL AGREEMENTS...............................         18

     4.1   Non-Competition.....................................         18
     4.2   Employment Matters..................................         20

ARTICLE V CONDITIONS PRECEDENT TO CLOSING......................         21

     5.1   Conditions Precedent to Obligations of Purchaser....         21

                               TABLE OF CONTENTS
                                  (continued)

                                                                      Page
                                                                      ----
     5.2   Conditions Precedent to Obligations of the Sellers..         21

ARTICLE VI CLOSING.............................................         22

     6.1   Closing.............................................         22
     6.2   Actions of the Purchaser............................         23
     6.3   Actions by Sellers..................................         23

ARTICLE VII TERMINATION OF REPRESENTATIONS AND WARRANTIES;
     INDEMNIFICATION...........................................         24

     7.1   Termination of Representations and Warranties.......         24
     7.2   Indemnification by the Sellers......................         24
     7.3   Method of Asserting Claims, Etc.....................         24
     7.4   Indemnification Limits..............................         25
     7.5   Exclusive Remedy....................................         25

ARTICLE VIII MISCELLANEOUS.....................................         26

     8.1   Costs and Expenses..................................         26
     8.2   Notices.............................................         26
     8.3   Counterparts........................................         27
     8.4   Entire Agreement....................................         27
     8.5   Captions............................................         27
     8.6   Governing Law; Dispute Resolution...................         27
     8.7   No Third Party Rights...............................         28
     8.8   Amendment and Waiver................................         28
     8.9   Construction and Representation by Counsel..........         29
     8.10  Further Assurances..................................         29
     8.11  Severability........................................         29
     8.12  Dollars.............................................         29
     8.13  Binding Effect; No Assignment.......................         29

                                   EXHIBITS

Exhibit A           Form of Escrow Agreement
Exhibit B           Form of Opinion of Pennie & Edmonds LLP, counsel to Flynn
                    and Clarke
Exhibit C           Form of General Release in favor of At Work and the
                    Purchaser
Exhibit D           Form of Flynn Employment Agreement
Exhibit E           Form of Clarke Employment Agreement
Exhibit F           Form of Opinion of Wilson Sonsini Goodrich & Rosati, P.C.,

                               TABLE OF CONTENTS
                                  (continued)

                                                                                    Page
                                                                                    ----
                    counsel to the Purchaser

Exhibit G           Schedules of Exceptions

                    Schedule 1.2. Allocation of initial purchase price and IA shares among Sellers

                    Schedule 2.1.    Certificate of Incorporation and Bylaws of
                                     At Work Corp.

                    Schedule 2.2(b). List of Sellers' contracts that may
                                     conflict with the transaction

                    Schedule 2.3(c). List of all holders of At Work's issued and outstanding stock

                    Schedule 2.5.    List of jurisdiction and address where At
                                     Work conducts business

                    Schedule 2.7.    List of all of At Work's material contracts

                    Schedule 2.7(c). List of At Work's defaults

                    Schedule 2.7(e). List of At Work's customers who will
                                     terminate business relationship with At
                                     Work following closing

                    Schedule 2.8.    Insurance policies

                    Schedule 2.9(b). Identification of Patent and Trademark
                                     applications

                    Schedule 2.9(c). Identification of intellectual property
                                     owned by third parties that At Work
                                     permissibly uses

                    Schedule 2.9(d). List of actions by At Work that must be
                                     taken to preserve its intellectual property

                    Schedule 2.9(f). At Work's Form Confidentiality Agreement

                    Schedule 2.12.   At Work's Financial Statements

                               TABLE OF CONTENTS
                                  (continued)

                                                                                  Page
                                                                                  ----
                    Schedule 2.12(d). List of At Work's debts to Sellers or
                                      Sellers' debt to At Work

                    Schedule 2.14. List of events since June 30, 1999, that have had or would have a material adverse effect on At Work

                    Schedule 2.15(a). List of At Work's Benefit Plans

                    Schedule 2.15(b). List of At Work's Non-compliance with its
                                      Benefit Plans

                    Schedule 2.15(k). List of amounts owed by At Work to its
                                      employees

                    Schedule 2.16.    List of Sellers' Employment Agreements

                    Schedule 2.17.    List of judicial or administrative
                                      proceedings against At Work

                           STOCK PURCHASE AGREEMENT
                           ------------------------

     STOCK PURCHASE AGREEMENT (the "Agreement") dated September 15, 1999 by and
                                    ---------
among JAMES FLYNN, an individual ("Flynn") and WILLIAM D. CLARKE an individual
                                   -----
("Clarke") (collectively, the "Sellers"), and ALYSIS TECHNOLOGIES, INC., a
  ------                       -------
Delaware corporation (the "Purchaser").
                           ---------

     WHEREAS, the Sellers own all of the issued and outstanding shares and any and all rights to acquire any shares of capital stock (the "Shares") of At Work
                                                            ------
Corp., a New York corporation ("At Work"); and
                                -------

     WHEREAS, the Purchaser wishes to purchase from Sellers, and the Sellers wish to sell to the Purchaser, the Shares (the "Acquisition").
                                                -----------

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and undertakings of the parties hereto, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions hereof, the parties hereto agree as follows:

                                   ARTICLE I
                                   ---------

                        PURCHASE AND SALE OF SECURITIES
                        -------------------------------

     1.1  Purchase and Sale of Shares. Upon the terms and subject to the
          ---------------------------
conditions of this Agreement, at the closing of the transactions contemplated by this Agreement in accordance with Article VI (the "Closing"), the Sellers shall
                                                   -------
sell, transfer, assign, convey and deliver to the Purchaser or its designee, and the Purchaser or such designee shall purchase, all of the Shares, free and clear of all liens, claims, rights, charges, options, rights of third parties, encumbrances, security interests or other restrictions or limitations of any nature whatsoever ("Liens"), as well as all rights attaching thereto.
                    -----

     1.2  Consideration for the Shares. The aggregate consideration to be paid
          ----------------------------
for the Shares shall be (a) U.S. $1,446,000 (the "Initial Purchase Price"), plus
                                                  ----------------------
480,031 shares of Common Stock, par value $0.01 per share (the "Common Stock")
                                                                ------------
of Purchaser (the "Alysis Shares") (calculated by dividing $750,000 by the
                   -------------
average closing price of Purchaser's Common Stock for the 30 trading days ending on September 13, 1999, as quoted on Nasdaq), (b) $1,000,000 in cash, to be paid as set forth in the employment agreements attached hereto as Exhibit D and
                                                             ---------
Exhibit E (the "Cash Payment") and (c) the remainder, if any, of the amount
- ---------       ------------
deposited in the escrow fund established in accordance with the provisions of
Section 1.3 hereof (the "Remainder"). The Remainder, Initial Purchase Price,
                         ---------
Alysis Shares and Cash Payment are collectively referred to as the "Aggregate
                                                                    ---------
Purchase Price". The Initial Purchase Price and the Alysis Shares shall be
- --------------
allocated among the Sellers as set forth in Schedule 1.2.
                                            ------------

     1.3  Escrow.  As of the Closing, the Purchaser shall place in escrow U.S.
          ------
$250,000 (the "Escrow Amount"), such escrow to be maintained for a period of six
               -------------
months to secure the payment
by the Sellers of any amounts that become due under the indemnification or other provisions of this Agreement. Such escrow will be established pursuant to an Escrow Agreement among an escrow agent selected by the Sellers and the Purchaser (the "Escrow Agent"), in the form of Exhibit A hereto (the "Escrow Agreement"),
      ------------                   ---------              ----------------
subject to such changes as may be required by the Escrow Agent.

     1.4  Restrictions on Transfer. In consideration of the foregoing, and in
          ------------------------
order to induce Purchaser to consummate the Acquisition, each of the Sellers hereby irrevocably agrees that he will not, directly or indirectly, sell, offer, contract to sell, grant any option to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of the shares of Purchaser Common Stock issued pursuant to this Agreement, without the prior written consent of Purchaser, for a period of two years from the Closing of the Acquisition (the "Lock-up Period"). This paragraph shall not apply to Common
                  --------------
Stock purchased in the public market during the Lock-up Period.

          Notwithstanding the foregoing, each of the Sellers may transfer any shares of Common Stock either during his lifetime or on death by will or intestacy to his immediate family or to a trust (the beneficiaries of which are exclusively the Seller and/or a member or members of his immediate family); provided, however, that prior to any such transfer each transferee shall execute
- --------  -------
an agreement, satisfactory to Purchaser and its counsel, pursuant to which each transferee shall agree to receive and hold such shares of Common Stock subject to the provisions hereof, and there shall be no further transfer except in accordance with the provisions hereof. For the purposes of this paragraph, "immediate family" shall mean spouse, lineal descendant, father, mother, brother or sister of the transferor.

          Each of the Sellers understands that this Agreement is irrevocable and shall be binding upon his heirs, legal responsibilities, successors and assigns. Each Seller covenants that, in the absence of an effective registration statement covering the stock in question, he will sell, transfer or otherwise dispose of the Alysis Shares only in a manner consistent with his covenants set forth in this Section 1.4. In connection therewith such Seller acknowledges that the Purchaser shall make a notation on its stock books regarding the restrictions on transfer set forth in this Section 1.4 and shall transfer shares on the books of the Purchaser only to the extent not inconsistent therewith. Each of the Sellers agrees and consents to the entry of stop transfer instructions with the Purchaser's transfer agent against the transfer of Common Stock held by the Seller other than in compliance with this Agreement.

     1.5  Legends. The Purchaser shall ensure that the following restrictive
          -------
legends are placed on the stock certificates evidencing the Alysis Shares:

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY STATE SECURITIES LAWS. SUCH SHARES MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT. THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON

          TRANSFER INCLUDING A TWO YEAR LOCKUP AS SET FORTH IN THE STOCK PURCHASE AGREEMENT BETWEEN THE COMPANY AND THE
          ORIGINAL HOLDER OF THESE SHARES.

          THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCK PURCHASE AGREEMENT (THE "AGREEMENT") BETWEEN THE
                                         ---------
          ISSUER AND THE ORIGINAL HOLDER OF THIS CERTIFICATE THAT PROHIBITS SALE OR TRANSFER OF SUCH SHARES FOR TWO YEARS FOLLOWING THE CLOSING OF THE AGREEMENT. THE AGREEMENT IS ON FILE AT THE OFFICE OF THE ISSUER AND A COPY MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER.

     The Purchaser need not register a transfer of any Alysis Shares unless the conditions specified in the foregoing legends are satisfied to the extent applicable.

                                  ARTICLE II
                                  ----------

                   REPRESENTATIONS AND WARRANTIES OF SELLERS
                   -----------------------------------------

     At Work and the Sellers have cooperated with the Purchaser in the conduct by the Purchaser of its due diligence review of At Work. Notwithstanding the foregoing, all the representations and warranties set forth in this Article II and all representations and warranties that are set forth elsewhere in this Agreement and in any financial statement, exhibit, schedule or document delivered by or on behalf of the Sellers or At Work or their representatives to the Purchaser shall survive the Closing (and none shall merge into any instrument of conveyance) and shall be enforceable against the Sellers, regardless of any knowledge or belief, investigation or lack of investigation by the Purchaser.

     To induce the Purchaser to enter into this Agreement and to perform the Purchaser's obligations hereunder, and with full knowledge that the Purchaser will rely thereon, Flynn and Clarke hereby jointly and severally represent and warrant the truth and accuracy of the following as of the date hereof and as of the date of Closing:

     2.1  Organization and Corporate Documents. At Work is duly organized,
          ------------------------------------
validly existing and in good standing under the laws of the jurisdiction of its incorporation with full power and authority to own, lease and operate its assets and to carry on its business as now and as heretofore conducted. Complete and accurate copies of the Certificate of Incorporation and by-laws of At Work and all amendments thereto are attached as Schedule 2.1. The minutes of, or the
                                       ------------
unanimous consents in lieu of, the meetings of the stockholders and board of directors (and any committee thereof) of At Work are attached as Schedule 2.1 to
                                                                 ------------
the Agreement and are true, complete and accurate records of all such meetings and consents that have been held or given by them.

     2.2  Due Authority; No Breach. Each Seller has all requisite power,
          ------------------------
capacity and authority to enter into this Agreement and the other agreements contemplated hereby (the "Ancillary Agreements") and to consummate the
                          --------------------
transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements have been duly executed and delivered by each Seller and constitute a legal, valid and binding obligation of each Seller enforceable against each Seller in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in an action at law or a suit in equity). Neither the execution and delivery of this Agreement or any Ancillary Agreement nor the performance by the Sellers of their obligations hereunder or thereunder nor the consummation of the transactions provided for hereby or thereby does or will:

          (a) conflict with or violate any provision of the Certificate of Incorporation, by-laws or any other document or governance of the Sellers or At Work;

          (b)  except as set forth on Schedule 2.2(b), violate, conflict with or
                                      ---------------
result in the breach or termination of, or otherwise give any other person the right to accelerate, renegotiate or terminate or receive any payment, or require any consent, or constitute a default, event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), under the terms of, any contracts, agreements, commitments, undertakings, leases, licenses, mortgages, bonds, notes or other instruments ("Contracts"), or
                                                                 ---------
any permits, authorizations, approvals, registrations or licenses granted by or obtained from any governmental, administrative or regulatory authority ("Permits"), to which any of the Sellers of At Work is a party or by which any
  -------
of them or their respective securities, properties or businesses are bound;

          (c) result in the creation of any Liens upon any of the Sellers' or At Work's respective securities, properties or business;

          (d) constitute a violation by the Sellers or At Work of any laws, rules, ordinances or regulations of any governmental, administrative or regulatory authority ("Laws") or any judgments, orders, decrees, injunctions,
                       ----
rulings or awards of any court, arbitrator or other judicial authority or any governmental, administrative or regulatory authority ("Judgments"); or
                                                       ---------

          (e) require any consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental or regulatory authorities (each, an "Authority") on the
                                                          ---------
part of any of the Sellers or At Work.

     2.3  Capitalization
          --------------

          (a) The entire authorized capital stock of At Work consists of 200 shares of common stock, no par value per share, of which 10 shares are issued and outstanding. All of the Shares are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with all federal and state securities laws. None of the Shares was issued in violation of any preemptive right or other rights of another person. Each of Sellers has, and upon the Closing the Purchaser shall acquire, good and marketable title to, and rightful title to and possession of, each of its Shares, free and clear of any Liens.

          (b) There are not authorized or outstanding any subscriptions, options, conversion rights, warrants or other agreements, securities or commitments of any nature whatsoever (whether oral or written and whether firm or conditional) obligating At Work to issue, deliver or sell, or cause to be issued, delivered or sold, any authorized or outstanding shares of the capital stock of any class or series, or any securities convertible into or exchangeable for shares of capital stock of any class of series, of At Work or obligating At Work to grant, extend or enter into any such agreement or commitment.

          (c)  Schedule 2.3(c) sets forth a complete and accurate list of all
               ---------------
holders, as of the date of this Agreement, of At Work's issued and outstanding capital stock. Each Seller is duly registered as the owner of the number of Shares indicated next to such Seller's name on Schedule 2.3(c).
                                               ---------------

          (d) There are no assets, properties, rights or businesses used in the business or operations of At Work that are owned, directly or indirectly, by any of the Sellers or by any officer, director or employee of At Work, or any relative or affiliate of any such person.

     2.4  Equity Investments.  At Work does not own any shares of or equity or
          ------------------
other investment interest, either of record, beneficially or equitably, in any association, partnership, joint venture or other legal entity.

     2.5  Qualification. At Work is duly qualified and licensed to do business
          -------------
as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties it owns, operates or holds under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified has not and could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, prospects, results of operations, properties (including intangible properties), assets, liabilities or financial condition of At Work (a "Material Adverse
                                                          ----------------
Effect") (such jurisdictions are referred to herein as the "Foreign
- ------                                                      -------
Jurisdictions"). Schedule 2.5 contains a list of the Foreign Jurisdictions and a
- -------------
list of all addresses at which At Work conducts business or owns or holds assets.

     2.6  Title to Property; Condition; Sufficiency.
          -----------------------------------------

          (a) At Work owns no real property. The only real property leased, occupied or used by At Work is located at 111 John Street, 25/th/ Floor, New York, New York. At Work has (i) with respect to such real property which is leased by it, a valid and subsisting leasehold estate, free and clear of all Liens, and (ii) with respect to all other assets owned by it, good and marketable title, free and clear of all Liens.

          (b) The properties and other assets owned or leased by At Work include all properties and other assets reasonably necessary for the conduct of the business and activities conducted by At Work immediately prior to Closing.

     2.7  Contracts.
          ---------

          (a)  Schedule 2.7 sets forth a list of all of the agreements,
               ------------
contracts and arrangements to which At Work is a party or by which any of its assets or properties are bound or affected and that are material to the condition (financial or otherwise), assets, business or future prospects of At Work including, without limitation, (i) agreements relating to capital expenditures or the acquisition of tangible or intangible property involving amounts in excess of $10,000, provided that the aggregate of such expenditures
                              --------
under agreements not listed on Schedule 2.7 shall not exceed $50,000, (ii) loan
                               ------------
agreements, letters of credit or agreements evidencing indebtedness for borrowed money of At Work or pursuant to which At Work has guaranteed any obligation of or agreed to indemnify any individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity (including, without limitation, any governmental entity) (each, a "Person"), (iii) agency, sales agency, royalty, brokerage, wholesaling,
 ------
franchise, distributorship or similar agreements or contracts, (iv) personal property leases, (v) security or pledge agreements or any other agreement pursuant to which At Work's properties or assets are encumbered, (vi) mortgages or deeds of trust, (vii) contracts, agreements or purchase orders with any supplier that involve aggregate annual payments of more than $10,000 or which are expected to continue for more than one (1) year from the date hereof, (viii) contracts or agreements (including purchase orders or letter agreements) relating to software development, (ix) licenses, authorities or permits granted by At Work to any Person, (x) contracts or agreements that reasonably may be expected to involve future obligations or benefits in excess of $10,000 in any one calendar year, (xi) contracts or agreements prohibiting or limiting the ability of At Work (A) to engage in any line of business, (B) to compete with any Person or (C) to carry on or expand the nature or geographical scope of its business, (xii) contracts or agreements involving a sharing of profits, losses, costs or liabilities of any other Person, (xiii) contracts or agreements relating to any lease of real property, (xiv) contracts or agreements with any of the Sellers and (xv) loan agreements or agreements evidencing indebtedness for borrowed money of any employees of At Work where At Work is the lender or payee thereunder, including an indication of the principal amount(s) owed thereunder (such agreements, contracts and arrangements, the "Material
                                                              --------
Contracts").
- ---------

          (b) Each Material Contract is a legal, valid and binding agreement of At Work, enforceable against it in accordance with its terms, and will continue as such following the Closing, and to the knowledge of At Work and the Sellers is a legal, valid and binding agreement of each other party thereto, enforceable in accordance with its terms. No party to any Material Contract has given any notice of termination, nor do the Sellers or At Work have any reason to believe that such a notice will be given.

          (c)  Except as set forth on Schedule 2.7(c), no default or event of
                                      ---------------
default has occurred and, to the knowledge of the Sellers and At Work, there exists no condition or event which, after notice or lapse of time or both, would constitute a default by At Work under such Material Contract, or would give to any other Person any rights of termination, cancellation or acceleration of any performance required thereunder or result in the creation of any Lien or any additional or changed obligation of At Work. At Work has not waived any material right under or with respect to any of the Material Contracts.

          (d) To the knowledge of At Work and the Sellers, none of the other parties to the Material Contracts is in default thereunder, nor is At Work or the Sellers aware of any event which, with the passage of time, the giving of notice or both, would constitute a default under such Material Contract by such other party.

          (e)  Except as set forth on Schedule 2.7(e), to the knowledge of the
                                      ---------------
Sellers and At Work, there is no reason to believe that any of the customers of or suppliers to At Work will terminate its business relationship with At Work following the Closing.

          (f) Complete and accurate copies of all Material Contracts with the Sellers have been made available to the Purchaser.

     2.8  Insurance. Set forth on Schedule 2.8 is a true and complete list and
          ---------               ------------
brief description (specifying the insurer, the coverage bands, premiums, named insured, deductibles and expiration date) of all policies, binders or contracts to which At Work is a party or by which any of its assets are covered (the "Insurance Policies"). Each of the Insurance Policies is in full force and
 ------------------
effect, and At Work has not received any notice or other indication from any insurer of any intent to cancel any such Insurance Policy or has failed to give any notice or present any claim thereunder in due or timely fashion or as required by any of such Insurance Policies so as to jeopardize full recovery under the Insurance Policies. No amount is owing by At Work under any Insurance Policy. The insurance coverage provided by the Insurance Policies will not in any material respect be affected by, and will not terminate or lapse by reason of, the transactions contemplated hereby.

     2.9  Intellectual Property.
          ---------------------

          (a)  For purposes of this Agreement, "Intellectual Property" means:
                                                ---------------------
(i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, drawings, specifications, customer and supplier lists, pricing and cost information, financial information, and business and marketing plans and proposals), and (v) all computer software (including data and related documentation). At Work has not interfered with, infringed upon, misappropriated or violated any Intellectual Property rights of third parties, and has not received since its inception any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that At Work must license or refrain from using any Intellectual Property rights of any third party). To the knowledge of the Sellers and At Work, no third party has interfered with, infringed upon, misappropriated, or violated any Intellectual Property rights of At Work. At Work owns or has the right to all Intellectual Property necessary to the conduct of its business as it is currently conducted or, to the best of the Sellers' knowledge, as reasonably contemplated to be conducted, including, without limitation, the design, development, distribution, use and sale of all services, products and technologies currently offered, licensed or sold by At Work or under development by At Work and the performance of all services currently provided or reasonably contemplated to be provided by At Work.

          (b)  Schedule 2.9(b) identifies each patent and each trademark,
               ---------------
tradename service work and copyright registration that has been issued to At Work and identifies each pending patent application or application for any such registration that At Work has made. At Work has delivered to Purchaser correct and complete copies of all such patents, registrations and applications.
Schedule 2.9(b) also identifies (i) each trade name or unregistered trademark or
- ---------------
service mark of At Work and (ii) each unregistered copyright owned by At Work. With respect to each item of Intellectual Property required to be identified on
Schedule 2.9(b):
- ---------------

               (i) At Work possesses all right, title and interest in and to the item, free and clear of any Liens, license or other restriction;

               (ii) the item is legal and valid and in full force and effect and is not subject to any outstanding Judgment;

               (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or threatened in writing that challenges the legality, validity, enforceability, use or ownership of the item; and

               (iv)  other than pursuant to the contracts listed on Schedule
                                                                    --------
2.9(b), At Work has never agreed to indemnify any person for or against any
- ------
interference, infringement, misappropriation, or other conflict with respect to the item.

          (c) Schedule 2.9(c) identifies each item of Intellectual Property
              ---------------
material to the operation of At Work's business that any third party owns and that At Work uses pursuant to license, sublicense, agreement or permission. At Work has delivered to Purchaser correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified on
Schedule 2.9(b):
- ---------------

               (i) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect in all respects against At Work and, to the knowledge of the Sellers and At Work, the other parties thereto;

               (ii) neither At Work nor, to the knowledge of the Sellers or At Work, any other party thereto, is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

               (iii) neither At Work nor, to the knowledge of the Sellers or At Work, any other party thereto, has repudiated any provision thereof; and

               (iv) At Work has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission covering the item.

          (d) Schedule 2.9(d) lists all actions that must be taken by At Work
              ---------------
within sixty (60) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any At Work Intellectual Property.

          (e) In each case in which At Work has acquired any Intellectual Property rights from a third party, At Work has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to At Work and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, At Work has recorded each such assignment with the relevant Authority.

           (f) At Work has taken all reasonable steps that are required to protect At Work's rights in confidential information and trade secrets of At Work or provided by any third party to At Work. Without limiting the foregoing, At Work has, and enforces, a policy requiring each employee, consultant and contractor to execute proprietary information and confidentiality and assignment agreements substantially in At Work's standard forms (attached hereto as
Schedule 2.9(f), and all current and former employees, consultants and
- ---------------
contractors of At Work have executed such an agreement.

           (g) No (i) product, service or publication of At Work, (ii) material published or distributed by At Work or (iii) conduct or statement of At Work constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any law or regulation.

     2.10  Government Permits; Compliance with Applicable Laws. At Work holds
           ---------------------------------------------------
all Permits from an Authority that are necessary or required for the conduct of its business as currently conducted. All such Permits are valid and in full force and effect, and no proceeding is pending, or, to the knowledge of the Sellers or At Work, threatened, to modify, suspend, revoke or otherwise limit any of such Permits and no action by any Authority has been taken or, to the knowledge of the Sellers or At Work are threatened, in connection with the expiration, revocation, modification or renewal of any of such Permits.

     2.11  Taxes and Tax Returns.
           ---------------------

          (a) At Work has filed on a timely basis all returns and reports of all Taxes (as defined below) required to be filed by it and has timely given and delivered all Tax notices, accounts and information required to be given by it in respect of Taxes for which it may be liable. All information provided in such returns, reports, notices, accounts and information was, when filed or given, complete and accurate in all material respects. All Taxes required to be paid by At Work that were due and payable have been paid. Adequate provisions have been made in At Work's Financial Statements (as defined in Section 2.12) for the payment of all Taxes for which At Work may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed.

          (b) There are no pending or threatened audits or investigations relating to any Taxes for which At Work may become (directly or indirectly) liable. No deficiencies for any Taxes have been proposed, asserted or assessed against At Work and no state of facts exists or has existed that would constitute grounds for the assessment of a Tax liability against At Work. There are no agreements in effect to extend the period of limitations for the assessment or collection of any Taxes for which At Work may become liable and no requests for any such agreements are pending.

          (c) At Work has withheld from its employees and timely paid to the appropriate authority proper and accurate amounts for all periods prior to the date hereof and, as of the Closing, for all periods prior to the Closing Date, in compliance with all Tax withholding provisions of all applicable Laws.

          (d) At Work has furnished or made available to the Purchaser complete and accurate copies of all returns and reports of all Taxes filed by At Work on or prior to the date hereof.

           (e) At Work has not elected, nor has otherwise been granted, any preferential tax treatment or made any sort of commitment to any Tax Authorities regarding the extension of any applicable statute of limitations with respect to any Taxes or Tax returns.

           (f)  "Tax" and "Taxes" shall mean (i) all taxes, assessments, levies,
                 ---       -----
imposts, duties, fees, withholdings, or other similar governmental charges, including, without limitation, income taxes, franchise taxes, transfer taxes or fees, sales taxes, excise taxes, ad valorem taxes, withholding taxes, minimum taxes and social security taxes, and (ii) any interest, penalties or additions to tax imposed on a Tax described in clause (i) hereof, imposed by any national, regional, local or foreign government or subdivision or agency of any of the foregoing.

     2.12  Financial Statements; Liabilities.
           ---------------------------------

           (a) The Purchaser has been furnished the profit and loss statements and balance sheets listed on Schedule 2.12 with respect to At Work (the
                             -------------
"Financial Statements"). Each of the unaudited Financial Statements, presents
 --------------------
fairly the financial condition and results of operations of At Work as of the respective dates and for the periods specified therein.

           (b)  Except as disclosed on Schedule 2.12, At Work has no liabilities
                                       -------------
or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due (collectively, "Liabilities"
                                                            -----------
and individually, a "Liability") that are not reflected or expressly and
                     ---------
adequately reserved against in the unaudited consolidated balance sheet included in the Financial Statements as of and for the twelve-month period ending as of June 30, 1999 (the "1999 Financial Statements") or specifically disclosed or
                    -------------------------
provided for in the notes thereto, other than Liabilities that (i) were incurred in the usual and ordinary course of business consistent with past practice between June 30, 1999 and the Closing Date or (ii) are not, individually or in the aggregate, in excess of $10,000.

           (c) Since the date of the 1999 Financial Statements, At Work has conducted its business in a prudent manner and has made no change in the lines of business in which it is engaged and has not undergone or suffered any change which, individually or in the aggregate, has had or may reasonably be expected to have a Material Adverse Effect.

           (d)  Except as set forth on Schedule 2.12(d), At Work is not indebted
                                       ----------------
to any Seller or any of their affiliates, nor is any Seller, nor any of its affiliates, indebted to At Work, in any amount for any purpose.

     2.13  Books and Records. The books and records of At Work have been and are
           -----------------
being maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

     2.14  Absence of Certain Changes and Events. Except as set forth on
           -------------------------------------
Schedule 2.14, since June 30, 1999 through the date hereof, At Work has
- -------------
conducted its business only in the ordinary and usual course consistent with past practice and no event or development has occurred that has had or would be reasonably expected to have a Material Adverse Effect. Without limiting the generality of the first sentence of this Section 2.14 (and except as set forth on Schedule 2.14), since June 30, 1999 through the date hereof, At Work has not:
   -------------

          (a) Authorized for issuance, issued, delivered or sold any debt or equity securities, or altered the terms of any outstanding securities issued by it;

          (b) Declared, paid or set aside for payment any dividend or other distribution (whether in cash, stock or property or otherwise) in respect of any shares of capital stock, or redeemed, purchased or otherwise acquired such shares, any securities convertible into or exchangeable for such shares or any options, warrants or other rights to purchase or subscribe to any of the foregoing;

          (c) Paid, discharged or satisfied any liability or obligation or forgiven or otherwise cancelled any debt or claims or waived any rights (whether accrued, absolute, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary and usual course of business and consistent with past practice, of liabilities or obligations shown or reflected on the 1999 Financial Statements or incurred in the ordinary and usual course of business since June 30, 1999;

          (d) Permitted or allowed any assets (whether real, personal or mixed, tangible or intangible) to be subjected to any Lien;

          (e)  Written off as uncollectible any notes or accounts receivable;


          (f) Cancelled or waived any claims or rights of value or sold, transferred, distributed or otherwise disposed of any assets except in the ordinary and usual course of business and consistent with past practice;

          (g) Granted any bonus or other increase in the compensation of any officer, director, employee or agent, whether now or hereafter payable, or granted any severance or termination pay in respect of any such person, or entered into or varied the terms of any employment agreement with any such person or adopted, amended in any material respect or terminated any Benefit Plan under ERISA (as defined in Section 2.15), non-ERISA arrangement, bonus, profit sharing or other employee benefit plan, agreement or arrangement of general applicability for the benefit of its officers, directors or employees;

          (h) Made any capital expenditure or commitment for additions to property or equipment or other capital expenditures, or leased or agreed to lease any assets;

          (i) Made any material change in any method of accounting or keeping its books of account or accounting practices, except as required as a result of changes in the generally accepted accounting practices applicable to At Work;

          (j)  Incurred any material obligation or liability;

          (k)  Amended its organizational documents;

          (l)  Suffered any strike or other employment-related problem;

          (m)  Suffered any loss of any key employee or customer;

           (n) Made any material changes in policies or practices relating to selling practices, or other terms of sale or accounting therefor or in policies of employment;

           (o) Increased its aggregate indebtedness for borrowed money by more than $10,000; or

           (p) Taken any action or omitted to take any action that is reasonably likely to result in the occurrence of, or agreed or committed to do, any of the foregoing.

     2.15  Employment Matters.
           ------------------

           (a)  Schedule 2.15(a) sets forth a true and complete list of each
                ----------------
plan, program, arrangement, agreement or commitment which is an employment, consulting or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, severance pay, life, health, disability or accident insurance plan, or vacation, or other employee benefit plan, program, arrangement, agreement or commitment, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each such
                                                              -----
plan, a "Benefit Plan"), to the extent such Benefit Plan is maintained for the
         ------------
benefit of current or former directors, officers or employees of At Work (each such Benefit Plan, a "Schedule 2.15 Plan"). Except as set forth on Schedule
                      ------------------                           --------
2.15(a), At Work has no binding commitment to create any additional Benefit
- -------
Plan or to modify or change any existing Schedule 2.15 Plan.

           (b)  Except as set forth in Schedule 2.15(b), with respect to each
                                       ----------------
Schedule 2.15 Plan, (i) all payments due from At Work to date have been made and all amounts properly accrued to date as liabilities of At Work that have not been paid have been properly recorded on the books of At Work, (ii) At Work has complied in all material respects with, and each such Schedule 2.15 Plan complies in all material respects with all applicable Laws (including, without limitation and to the extent applicable, ERISA and the Internal Revenue Code of 1986, as amended (the "Code")), (iii) there are no actions,
                       ----
suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Sellers or At Work, threatened with respect to any such
Schedule 2.15 Plan or against the assets of any such Schedule 2.15 Plan, (iv) each Schedule 2.15 Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service for "TRA" (as defined in Rev. Proc. 93-39) and to the knowledge of the Sellers and At Work there are no circumstances likely to result in revocation of any such favorable determination letter, or have filed for such a determination letter prior to the expiration of the remedial amendment period for such Schedule 2.15 Plan if such expiration occurs prior to the Closing Date, and (v) At Work has not engaged in a transaction with respect to any Schedule
2.15 Plan that is reasonably expected to subject At Work to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

          (c) No Schedule 2.15 Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to any current or former employee of At Work beyond their retirement or other termination of service (other than (i) coverage mandated by applicable Law, (ii) retirement or death benefits under any employee pension plan, (iii) disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise, (iv) deferred compensation benefits accrued as liabilities on the books of At Work or (v) benefits in the nature of severance pay).

          (d) With respect to each Schedule 2.15 Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid and there is no liability of At Work under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing or by reason of the Closing.

          (e) (i) No Schedule 2.15 Plan is a Benefit Plan subject to Title IV of ERISA (a "Title IV Plan"), or is subject to Section 302 of ERISA or Section
             -------------
412 of the Code; (ii) no Schedule 2.15 Plan nor any other employee benefit plan maintained or contributed to by any entity (an "ERISA Affiliate") which is
                                                ---------------
considered one employer with At Work under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate Plan") has an "accumulated funding deficiency"
                 --------------------
(whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA; (iii) no security has been provided or required to be provided to any Schedule 2.15 Plan or ERISA Affiliate Plan under Section 401(a)(29) of the Code; (iv) no Title IV Plan will be assumed by the Purchasers pursuant to the operation of this Agreement; (v) no liability under Title IV of ERISA has been or is expected to be incurred by any Schedule 2.15 Plan or ERISA Affiliate Plan which could reasonably be expected to result in liability to the Purchasers (other than for PBGC premiums); and (vi) no notice of any "reportable event" (as defined under Section 4043(b) or (c) of ERISA), for which the 30-day notice period has not been waived, has been required to be filed with respect to any
Schedule 2.15 Plan or will be required to be filed by the Purchasers as a result of the transactions contemplated by this Agreement.

          (f) Neither At Work nor any entity that is considered one employer with At Work under Section 4001 of ERISA or Section 414 of the Code currently contributes to or in the past five years has contributed to any "multiemployer plan," as such term is defined in Section 3(37) of ERISA.

          (g) With respect to each Schedule 2.15 Plan, the Sellers have made available to the Purchaser, if applicable, true and complete copies of: (a) the most recent versions of all plan documents and all amendments thereto; (b) all trust instruments and insurance contracts; (c) the last two Forms 5500 filed with the Internal Revenue Service; (d) the most recent actuarial report and financial statement; (e) the most recent summary plan description; (f) any and all forms filed with the PBGC; (g) the most recent determination letter issued by the Internal Revenue Service; and (h) any Forms 5310A or 5330 filed with the Internal Revenue Service within the last two years.

          (h) At Work has not violated any material provision of any Law or arbitration award of any court, arbitrator or any government agency regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including, without limitation, Laws and awards relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees.

           (i) There is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of the Sellers or At Work, threatened against or involving At Work.

           (j) At Work is not a party to any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent, or to the knowledge of the Sellers or At Work, attempting to represent any employee of At Work.

           (k)  Except as set forth on Schedule 2.15(k), At Work does not owe
                                       ----------------
any past or present employee any sum, including any salary amounts that were forgiven by such employee, other than for accrued wages, salaries and benefits for the current payroll period, reimbursable expenses, and accrued holiday pay (none of which is for a period in excess of two weeks' pay with respect to any employee), and amounts payable under any Schedule 2.15 Plan.

     2.16  Employment, Severance and Termination Agreements, Etc. Schedule 2.16
           -----------------------------------------------------
lists all employment, severance, "golden parachute" or termination or compensation agreements, arrangements or understandings of At Work with any present director, officer, employee, consultant or group of employees of At Work, other than agreements (listed on Schedule 2.15) terminable by At Work at will without expense or liability to At Work. Except as set forth on Schedule 2.16, none of the agreements, arrangements or understandings listed on Schedule
2.16 provides for payments by At Work in connection with any change in control of At Work, and no payment amount will be become due from At Work to any current or former employee, consultant, officer or director of At Work as a result of the transactions contemplated by this Agreement or as a result of the transactions contemplated by this Agreement in conjunction with any termination of the employment of any employee of At Work within a defined period of time following the Closing Date.

     2.17  Litigation; Compliance with Law.
           -------------------------------

          (a)  Except as set forth on Schedule 2.17, there is no judicial,
                                      -------------
administrative, arbitral or alternative dispute resolution proceeding, suit or investigation pending or, to the knowledge of the Sellers or At Work, threatened against At Work, including, without limitation, with respect to or affecting the business or financial condition of At Work, or the consummation of the transactions contemplated hereby and, to the knowledge of the Sellers and At Work, no reasonable basis exists for any such action, suit, investigation or proceeding. There is no judicial, administrative, arbitral or alternative dispute resolution proceeding, suit or investigation pending or, to the knowledge of the Sellers or At Work, threatened against the Sellers with respect to or affecting the business or financial condition of At Work, or the consummation of the transactions contemplated hereby or which could reasonably be expected to impair any Seller's ability to perform his or its obligations hereunder, including, without limitation his or its obligations to indemnify the Purchaser and, to the knowledge of the Sellers and At Work, no reasonable basis exists for any such action, suit, investigation or proceeding. At Work is not a party to, or subject to the provisions of, any Judgment.

          (b)  Except as set forth in Schedule 2.17, the business of At Work is
                                      -------------
being conducted in compliance with all applicable Laws and Judgments of any court or Authority.

          (c) To the knowledge of the Sellers and At Work, there does not exist, and since the inception of At Work there has not existed, any condition in respect of any of the properties, assets or business of At Work that (i) arises from any use, transportation, storage, disposal, release or exposure of any pollutants, contaminants or toxic or hazardous substances of any type and (ii) violates, or could lead to the imposition of any Liability upon At Work under, any Law, Judgment or Permit relating to human health and safety or pollution or protection or cleanup of the environment.

     2.18  Year 2000 Compliance.
           --------------------

           (a)  At Work Products.  Each product sold, distributed, licensed,
                ----------------
leased or delivered by At Work or used in connection with operations of At Work's business as presently conducted (the "At Work Products") is designed to
                                             ----------------

be used without defect prior to, during, and after the calendar year 2000 A.D. The At Work Products will operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than a century. Without limiting the generality of the foregoing, each of the Sellers and At Work represent and warrant that the At Work Products (i) will not abnormally end or provide invalid or incorrect results as a result of date data, specifically including date data which represents or references different centuries or more than one century; (ii) have been designed to ensure year 2000 compatibility, including, but not limited to, date data century recognition, calculations which accommodate same century and multi-century formulas and date values, and date data interface values that reflect the century; and (iii) include Year 2000 Capabilities. For purposes of this Section 2.18, "Year 2000
                                                                    ---------
Capabilities" means that (i) the At Work Products will manage, calculate,
- ------------
sequence, compare and manipulate data involving dates, including single century formulas and multi-century formulas and including leap years, and will not cause an abnormally ending scenario within the application or generate incorrect values or invalid results involving such dates; (ii) all date-related user interface functionalities and data fields associated with the At Work Products include the indication of century; and (iii) all date-related data interface functionalities associated with the At Work Products include the indication of century.

           (b)  Internal Operating Systems and Licensed Third Party Software.
                ------------------------------------------------------------
At Work has audited its internal operating systems and licensed third party software and, to its knowledge, those systems and licensed third party software include Year 2000 Capabilities.

     2.19  Investment.
           ----------

           (a)  Restricted Securities.  Each of the Sellers hereby represents
                ---------------------
that the Alysis Shares acquired hereby will be acquired for investment for each of Sellers' respective accounts and not with a view toward distribution within the meaning of the Securities Act of 1933, as amended (the "Securities Act").
                                                            --------------
Without in any way limiting the representations set forth above, each of the Sellers understands that the Alysis Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Alysis Shares or an available exemption from registration under the Securities Act, the Alysis Shares must be held indefinitely. In particular, each Seller is aware that before the Alysis Shares may be sold under Rule 144, the following conditions must be fulfilled, except as otherwise described below: (i) certain public information about the Purchaser must be available; (ii) the sale must occur at least one year after the later of the date the Alysis Shares were sold by the Purchaser; (iii) the sale must be made in a broker's transaction; and (iv) the number of Alysis Shares sold must not exceed certain volume limitations.

           (b)  Accredited.  Each of the Sellers is an "accredited investor" as
                ----------
defined in Rule 501 of Regulation D under the Securities Act.

           (c)  Access to Information, Management and SEC Filings. Each of the
                -------------------------------------------------
Sellers has received and reviewed information about the Purchaser and has had an opportunity to review and discuss the Purchaser's business, management and financial affairs with its management. Each of the Sellers understands that such discussions, as well as any written information issued by the Purchaser, were intended to describe the aspects of the Purchaser's business and prospects which the Purchaser believes to be material, but were not necessarily a thorough or exhaustive description. Each of the Sellers has been provided with and has had the opportunity to review the Purchaser's documents filed with the Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1934, as amended, including without limitation Purchaser's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999.

     2.20  No Brokers. No person or entity has acted on behalf of any the
           ----------
Sellers or At Work in connection with the transactions contemplated by this Agreement in such manner as to give rise to any valid claim against the Purchaser or At Work for any broker's or finder's fee or similar compensation in connection with the transactions contemplated by this Agreement.

                                  ARTICLE III
                                  -----------

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
                -----------------------------------------------

     To induce the Sellers to enter into this Agreement and to perform the Sellers' obligations hereunder, and with full knowledge that the Sellers will rely thereon, the Purchaser hereby represents and warrants the truth and accuracy of the following:

     3.1  Due Organization, Etc. The Purchaser is a corporation duly organized,
          ---------------------
validly existing and in good standing under the laws of Delaware and has full power and authority to own, lease and operate its assets and to carry on its business as now and as heretofore conducted.

     3.2  Due Authority; No Breach. The Purchaser has all requisite power and
          ------------------------
authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions provided for hereby and thereby have been duly authorized by the Purchaser and no other proceeding on the part of the Purchaser is necessary to authorize the execution or delivery of this Agreement or the Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Purchaser and constitute legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in an action at law or a suit in equity). Neither the execution and delivery of this Agreement nor the Ancillary Agreements nor the performance by the Purchaser of its obligations hereunder or thereunder nor the consummation of the transactions provided for hereby or thereby does or will:

          (a) conflict with or violate any provision of the Certificate of Incorporation, by-laws or any other document of governance of the Purchaser;

          (b) violate, conflict with or result in the breach or termination of, or otherwise give any other person the right to accelerate, renegotiate or terminate or receive any payment, or require any consent, or constitute a default, event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), under the terms of, any Contracts or any Permits to which the Purchaser is a party or by which it or its securities, properties or business are bound;

          (c) result in the creation of any Liens upon any of its securities, properties or business;

          (d)  constitute a violation by the Purchaser of any Law or Judgment;
or

          (e) require any consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Authority on the part of the Purchaser.

     3.3  Capitalization.
          --------------

          (a) The entire authorized capital stock of the Purchaser consists of 40,000,000 shares of authorized Common Stock, $0.01 par value, of which 9,911,541 shares are issued and outstanding as of September 13, 1999, and of which 5,000,000 are designated Class B Common Stock, of which 2,417,112 are outstanding, and 5,000,000 shares of Preferred Stock, $0.01 par value, 400 of which are designated Series B Preferred Stock, all of which are outstanding (collectively, the "Company Capital Stock"). All outstanding shares of Company
                    ---------------------
Capital Stock are duly authorized, validly issued, fully paid and nonassessable and none of them was issued in violation of any preemptive right or other rights of another person. The Purchaser has no other capital stock authorized, issued or outstanding.

          (b) The Alysis Shares to be issued pursuant to Section 1.2 of this Agreement are duly authorized and reserved for issuance, and upon issuance thereof will be validly issued, fully paid and nonassessable.

     3.4  Investment. The Purchaser hereby confirms that the Shares will be
          ----------
acquired for investment for the Purchaser's own account and not with a view toward distribution within the meaning of the Securities Act (this statement is made without prejudice to the Purchaser's right at all times to resell, transfer, or otherwise dispose of all or any part of the Shares pursuant to either registration or an exemption from registration under the Securities Act).

     3.5  SEC Filings Purchaser has filed all forms, reports and documents
          -----------
required to be filed with the Securities and Exchange Commission (the "SEC") since December 31, 1998, and has heretofore made available to each of the Sellers, in the form filed with the SEC, (i) its Annual Report on Form 10-K for
                                    ---
the fiscal year ended December 31, 1998, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 1999 and June 30, 1999, and (iii) the proxy statement relating to the Purchaser's annual meeting of shareholders held on June 16, 1999 (collectively, the "Purchaser SEC Reports"). The Purchaser SEC
                                  ---------------------
Reports (i) were prepared in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     3.6  No Brokers. No person or entity has acted on behalf of the Purchaser
          ----------
in connection with the transactions contemplated by this Agreement in such manner as to give rise to any valid claim against the Sellers for any broker's or finder's fee or similar compensation in connection with the transactions contemplated by this Agreement.

                                  ARTICLE IV
                                  ----------

                             ADDITIONAL AGREEMENTS
                             ---------------------

     4.1  Non-Competition
          ---------------

          (a) Each of Flynn and Clarke hereby agrees, and without limiting any covenant contained in the Flynn Employment Agreement or the Clarke Employment Agreement, respectively, during the period beginning on the Closing Date and ending on the second anniversary thereof, not to engage in any aspect of At Work's Business (as hereinafter defined).

          (b) Each of Flynn and Clarke shall be deemed to be engaging in At Work's Business only if he:

               (i) directly or indirectly, whether or not for compensation, participates in the ownership, management, operation or control of any Competing Firm (defined below), or as an investor contributes to the capital of any Competing Firm through loans, purchases of stock or otherwise in amounts constituting more than 1% of the capital of such firm, or is employed by or performs consulting services for any Competing Firm;

               (ii) directly or indirectly solicits any customer of At Work or any person who was a prospective customer of At work, with a view to inducing such customer or prospective customer to enter into an agreement or otherwise do business with any Competing Firm with respect to At Work's Business;

               (iii) directly or indirectly solicits any customer (whether or not such customer is, or was, a customer of At Work) which is located within the United States with a view to inducing such customer to enter into an agreement or otherwise do business with a Competing Firm with respect to At Work's Business;

               (iv) uses in any manner, releases, communicates or divulges to any third party any Confidential Information (as defined below) of At Work's or relating to At Work's Business, other than during any period of continued employment of him by At Work or the Purchaser and then only in the ordinary and usual course and in furtherance of At Work's Business, provided, however, that
                                                       --------  -------
nothing contained in this Section 4.1(b) shall be deemed to release either Flynn or Clarke from any obligation under any confidentiality or similar agreement in effect as of the date hereof; or

               (v) offers employment to any employee of At Work or of the Purchaser or its affiliates, or attempts to induce any such employee to leave the employ of At Work or of the Purchaser or its affiliates.

          (c) For the purpose of this Article IV:

               (i)  a "Competing Firm" is:
                       --------------

                    (1) any Person (where such Person is not subdivided into business units, divisions, product lines, subsidiaries or affiliates), or

                    (2) any business unit, division, product line, affiliate or subsidiary of a Person (where such Person is subdivided into business units, divisions, product lines, subsidiaries or affiliates), where such Person or such division, product lines, business unit, affiliate or subsidiary engages in any At Work Business in the United States, as the same is conducted as of the date hereof, provided that a Person which
                                             --------
acquires a majority of the voting stock of, or all or substantially all of the assets of, the Purchaser after the date of the Closing shall not be deemed to be a Competing Firm for purposes of the Sellers' continued employment with such Person following such acquisition;

               (ii)  "At Work's Business" is the research, development, design,
                      ------------------
manufacture, production and distribution of computer software of a type owned by At Work or licensed by At Work to third parties as of the Closing Date; and

               (iii) "Confidential Information" means trade secrets and other
                      ------------------------
confidential or non-public business information, including ideas, formulas, compositions, inventions, discoveries and improvements, know-how, manufacturing and production processes and techniques, and research and development information; drawings, specifications, designs, plans, proposals and technical data; and financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; provided, however, the term "Confidential Information" does not include
- --------  -------
information that any of the Sellers can show:

                     (1) is or becomes generally available to the public other than as a result of a disclosure by any of the Sellers; or

                     (2) becomes available to the Sellers on a non-confidential basis from a source other than At Work, its representatives or its agents, provided that such source is not bound by a confidentiality agreement with At Work, its representatives or its agents or otherwise prohibited from transmitting the information to the Sellers by a contractual, legal or fiduciary obligation. Subject to the prior written approval of the Purchaser, which approval shall not be unreasonable withheld, Flynn and Clarke may disclose the Confidential Information, but only to the extent strictly necessary to respond to compulsory discovery requests or other compulsory legal process, including, but not limited to, interrogatories, subpoenas, depositions and civil investigative demands.

          (d)  Enforceability; Specific Performance.
               ------------------------------------

                    (i) The Sellers recognize that the laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section 4.1. It is the intention of the parties hereto that the provisions of this Section 4.1 be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions hereof shall not render unenforceable, or impair, the remainder of the provisions hereof. Accordingly, if any provision of this Section 4.1 shall be determined to be invalid or unenforceable, either in whole or in part, this Section 4.1 shall be deemed amended to delete or modify, as necessary, the offending provision in order to render this Section 4.1 enforceable, such amendment to apply only with respect to the operation of this Section 4.1 in the particular jurisdiction in which such determination is made.

                    (ii) Because any remedy at law for any breach of the provisions of this Section 4.1 would be inadequate, the Sellers hereby consent to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that any breach or threatened breach of such provisions may effectively be restrained. The agreements and covenants set forth in this Section 4.1 are in addition to any rights that Purchaser may have in law or at equity.

     4.2  Employment Matters
          ------------------

          (a)  Key Personnel. During the period from and after the Closing Date
               -------------
through December 7, 1999, Sellers will use their best efforts to retain Wei-Wen Chaio and Wei Lan as employees of At Work.

          (b)  Salary and Benefits. At Work employees will receive salary and
               -------------------
benefits commensurate with the employees' respective experience and salary levels from the Purchaser consistent with Purchaser's current practice; provided, however, that the provisions of this Agreement shall not be construed
- --------  -------
to in any way limit the ability of the Purchaser to terminate the employment of any employee at any time after the Closing.

          (c)  Options. At or after the Closing, the Purchaser will grant
               -------
options to purchase shares of the Purchaser's Common Stock to all At Work employees, with the exception of Flynn and Clarke, with the number of shares subject to options, the exercise price and the vesting of such options to be determined at Purchaser's sole discretion. Such option grants, if any, will be considered in the same manner as other option grants of the Purchaser.

          (d)  Employment Agreements. Purchaser will offer employment to Flynn
               ---------------------
pursuant to the terms of the Flynn Employment Agreement to be entered into by Flynn concurrent with the Closing and attached hereto as Exhibit D. Purchaser
                                                         ---------
will offer employment to Clarke pursuant to the terms of the Clarke Employment Agreement to be entered into by Clarke concurrent with the Closing and attached hereto as Exhibit E.
          ---------

                                   ARTICLE V
                                   ---------

                        CONDITIONS PRECEDENT TO CLOSING
                        -------------------------------

     5.1  Conditions Precedent to Obligations of Purchaser. The obligations of
          ------------------------------------------------
Purchaser to purchase the Shares at the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions (unless satisfaction of any such condition is expressly waived in a writing delivered to the Sellers):

          (a) Each of the representations and warranties of the Sellers contained in this Agreement shall be true and correct in all material respects as of the Closing Date (except to the extent that any representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct as of such specified date); and each of the Sellers shall each have performed and complied with, in all material respects, all covenants, conditions and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing;

          (b)  [intentionally omitted].

          (c) No action, suit, claim or administrative proceeding shall be pending seeking to restrain, enjoin or prohibit or declare illegal, or seeking substantial damages in connection with, any material part of the transactions contemplated by this Agreement;

          (d) No Law or Judgment shall be in effect having any of the effects described in paragraph (c) above;

          (e) The Purchaser shall have received the written opinion of Pennie & Edmonds LLP, counsel to Flynn, Clarke and At Work, in form and content as set forth in Exhibit B;
         ---------

          (f) The Purchaser shall have received a general release in favor of At Work and the Purchaser, duly executed by each Seller, in form and content as set forth in Exhibit C;
             ---------

          (g) The parties shall have executed an Employment Agreement in form and content as set forth in Exhibit D and Exhibit E, respectively;
                            ---------     ---------

          (h) Each of Flynn and Clarke shall have executed a letter of resignation as a director and officer of At Work dated as of the date hereof to be effective upon the Closing;

          (i) The Escrow Agent and each of the Sellers shall have executed and delivered to the Purchaser the Escrow Agreement; and

          (j) All parties hereto shall have completed all required regulatory filings, registrations and notifications and shall have received all regulatory licenses, permits, approvals, authorizations, orders and consents required in order to consummate the transactions contemplated hereby, and all applicable waiting periods with respect to the foregoing.

     5.2  Conditions Precedent to Obligations of the Sellers. The obligations of
          --------------------------------------------------
the Sellers to sell the Shares at the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions (unless satisfaction of any such condition is expressly waived in a writing delivered to Purchaser):

          (a) Each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the Closing Date; and the Purchaser shall have performed and complied with, in all material respects, all covenants, conditions and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing;

          (b)  [intentionally omitted].

          (c) No action, suit, claim or administrative proceeding shall be pending seeking to restrain, enjoin or prohibit or declare illegal, or seeking substantial damages in connection with, any material part of the transactions contemplated by this Agreement;

          (d) No Law or Judgment shall be in effect having any of the effects described in paragraph (c) above;

          (e) All parties hereto shall have completed all required regulatory filings, registrations and notifications and shall have received all regulatory licenses, permits, approvals, authorizations, orders and consents required in order to consummate the transactions contemplated hereby, and all applicable waiting periods with respect to the foregoing, if any; shall have expired or been terminated;

          (f) The Sellers shall have received the written opinion of Wilson Sonsini Goodrich & Rosati, P.C., in form and content as set forth in Exhibit F;
                                                                     ---------

          (g) The parties shall have executed an Employment Agreement in form and content as set forth in Exhibit D and Exhibit E, respectively;
                            ---------     ---------

          (h) The Escrow Agent and the Purchaser shall have executed and delivered to the Sellers the Escrow Agreement; and

          (i) Purchaser shall have reimbursed Sellers for reasonable fees and out-of pocket expenses not to exceed U.S. $25,000 incurred by Sellers in connection with the transactions contemplated hereby (the "Expenses").
                                                           --------

                                  ARTICLE VI
                                  ----------

                                    CLOSING
                                    -------
     6.1  Closing. The Closing shall be held at 10:00 A.M. at the offices of
          -------
Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304 on the third business day following the date on which all conditions to Closing (other than those that by their terms are to be satisfied at Closing, but subject to the satisfaction or waiver of all such conditions) are satisfied or waived or at such other place, at such other time or on such other date as the parties may mutually agree (the date on which the Closing occurs is herein referred to as the "Closing Date"), provided
                                     ------------    --------
that if the Closing has not occurred as of 11:59 p.m., Pacific Time, on September 30, 1999, then either party may terminate this Agreement upon delivery of written notice to the other party.

     6.2  Actions of the Purchaser.  At the Closing, the Purchaser shall take
          ------------------------
the following actions:

          (a) The Purchaser shall pay (or cause its designee to pay) to the Sellers, by wire transfer of immediately available funds to accounts specified by the Sellers, the Initial Purchase Price and the Expenses, allocated among the Sellers as set forth on Schedule 1.2.
                        ------------

          (b) The Purchaser shall deliver to the Sellers certificates for all of the Alysis Shares, allocated among the Sellers as set forth on Schedule 1.2.
                                                                  ------------

          (c) The Purchaser shall deliver to the Sellers such other documents and agreements as required under Section 5.2.

          (d) The Purchaser shall deliver to the Escrow Agent, pursuant to the Escrow Agreement, by wire transfer of immediately available funds, the Escrow Amount.

          (e) The Purchaser shall deliver to the Sellers a certified copy of resolutions of the Purchaser's Board of Directors authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, together with an incumbency certificate of the Purchaser.

          (f) The Purchaser shall deliver to the Sellers such other documents reasonably required by the Sellers to consummate the transactions contemplated hereby.

     6.3  Actions by Sellers. At the Closing, the Sellers shall take the
          ------------------
following actions:

          (a) The Sellers shall deliver to the Purchaser (or its designee) certificates for all of the Shares, duly endorsed for transfer or accompanied by duly executed stock powers or stock transfer forms sufficient to convey to the Purchaser (or its designee) good and marketable title to the Shares.

          (b) The Sellers shall deliver to the Purchaser such other documents and agreements as required under Section 5.1.

          (c) The Sellers shall deliver to the Purchaser such other documents reasonably required by the Purchasers to consummate the transactions contemplated herein including, without limitation, all documents and instruments reasonably requested by the Purchaser to assure itself that it or its designee receives good and marketable title to the Shares free and clear of all Liens and that the business conducted by At Work prior to the Closing may continue to be conducted by At Work after the Closing, without a Material Adverse Effect.

                                  ARTICLE VII
                                  -----------


        TERMINATION OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
        --------------------------------------------------------------

     7.1  Termination of Representations and Warranties. Except as otherwise
          ---------------------------------------------
specifically provided below, all representations and warranties of the parties shall survive the Closing for a period of six months from and after the Closing Date. All claims pursuant to the representations and warranties in Section 2.3(a) hereof and relating to fraud or willful misrepresentation by any party with respect to any matter shall survive the Closing until January 1, 2001.

     7.2  Indemnification by the Sellers.  Subject to the provisions of Section
          ------------------------------
7.4 hereof:

          (a)  General Indemnification. From and after the Closing and subject
               -----------------------
to the provisions of this Article VII, each of the Sellers jointly and severally covenant and agree to indemnify, defend and hold harmless the Purchaser and its successors and assigns, from and against any and all actions, proceedings, costs, damages, claims, liabilities (absolute and contingent), fines, penalties and payments whatsoever (collectively, "Losses"), including reasonable counsel
                                        ------
fees, which may be asserted against or suffered by the Purchaser or At Work or their successors and assigns arising out of, relating to or on account of any breach of any of the representations, warranties, covenants or agreements on the part of such Sellers made in this Agreement.

          (b)  Adjustment to Purchase Price. All amounts paid pursuant to this
               ----------------------------
Article VII by one party to another party (other than interest payments) shall be treated by such parties as an adjustment to the Purchase Price paid to or received by such party, as the case may be (or, in the case of a Seller, the portion of the Purchase Price allocated to such Seller pursuant to Section 1.2).

     7.3  Method of Asserting Claims, Etc. The party or parties making a claim
          -------------------------------
under this Article VII is, for purposes of this Agreement, referred to as the "Indemnified Party" and the party or parties against whom such claims are
 -----------------
asserted under this Article is, for the purposes of this Agreement, referred to as the "Indemnifying Party." All claims by an Indemnified Party under this
        ------------------
Agreement shall be asserted and resolved only as follows:

          (a) In the event that (i) any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party (such claim or demand, a "Third Party Claim") or (ii) any Indemnified Party
                          -----------------
hereunder should have a claim or demand against any Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party (such claim or demand a "Direct Claim"), the
                                                            ------------
Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible to determine (which estimate shall not be conclusive of the final amount of such claim or demand) (a "Claim
                                                                   -----
Notice"); provided, however, that any failure to give such notice will not waive
- ------    --------  -------
any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced.

          (b) In the event of a Third Party Claim, the Indemnifying Party may, and upon request of the Indemnified Party shall, retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and any others the Indemnifying Party may designate in connection with such claim or demand and shall pay the fees and disbursements of such counsel with regard thereto. In the event an Indemnifying Party shall retain such counsel, an Indemnified Party shall have the right to retain its own counsel, but the fees and disbursements of the Indemnified Party's counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and such Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and disbursements of more than one firm qualified in such jurisdiction to act as counsel for the Indemnified Party. No Indemnifying Party shall be liable to an Indemnified Party for any settlement of any action or claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim.

          (c) In the event of a Direct Claim, if the Indemnifying Party notifies the Indemnified Party within sixty (60) days of receipt of a Claim Notice that it does not dispute such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder and shall be paid to the Indemnified Party immediately.

     7.4  Indemnification Limits.  The Purchaser shall be entitled to
          ----------------------
indemnification for the total amount of Losses suffered by it except that in no event shall the Sellers' liability under Section 7.2 exceed in the aggregate $250,000 (the "Maximum Amount"); provided, however, that the foregoing shall not in any manner constitute or be deemed to limit the amount of Losses as a result of a claim by the Purchaser prior to January 1, 2001 arising out of the representations and warranties made by the Sellers pursuant to (a) Section 2.3(a) hereof arising out of reckless disregard or willful misrepresentation, which Losses (after exceeding the Maximum Amount) shall be several and not joint between the Sellers and limited in the aggregate to the Aggregate Purchase Price, (b) Section 2.9 hereof arising out of fraud or intentional misrepresentation, which Losses (after exceeding the Maximum Amount) shall be several and not joint between the Sellers and limited in the aggregate to the Aggregate Purchase Price. Each Seller's liability hereunder shall be limited to the portion of the Aggregate Purchase Price received by such Seller as of the date of the resolution of such claim, provided that any subsequent Cash Payments payable to such Seller shall be used to offset the remaining due and unpaid amounts of such claims, if necessary, with the maximum liability for each Seller not to exceed one-half of the Aggregate Purchase Price. Claims made by the Purchaser pursuant to a Claim Notice delivered to the Indemnifying Parties prior to January 1, 2001 shall not terminate as of January 1, 2001, but shall survive until properly and finally resolved in accordance with the procedures set forth in Secton 7.3 above.

     7.5  Exclusive Remedy. The provisions of this Article VII shall constitute
          ----------------
the sole and exclusive remedy of the Purchaser for any Losses suffered by it on account of any breach by the Sellers of any representations, warranties, covenants or agreements contained herein.

                                 ARTICLE VIII
                                 ------------


                                 MISCELLANEOUS
                                 -------------

     8.1  Costs and Expenses. Subject to the provisions of Section 5.2, each of
          ------------------
the parties to this Agreement shall bear its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions provided for hereby.

     8.2  Notices. Any notice, request, consent, approval or other document,
          -------
instrument or communication that may be required or permitted to be delivered or served hereunder shall be effective upon delivery and shall be in writing and may be personally delivered, sent via certified or registered mail, mailed by courier or sent by facsimile and confirmed by telephone as follows (until notice of a change thereof is given as provided herein):

          If to Purchaser:

               Alysis Technologies, Inc.
               1900 Powell Street, Suite 600
               Emeryville, CA 94608
               Attention: General Counsel
               Facsimile: (510) 450-7059
               Telephone: (510) 450-6827

          With copies to:

               Wilson Sonsini Goodrich & Rosati, P.C.
               650 Page Mill Road
               Palo Alto, CA 94304
               Attention: Barry E. Taylor, Esq.
               Facsimile: (650) 845-5000
               Telephone: (650) 493-9300

          If to Sellers:

               James Flynn
               138 Liberty Rd.
               Tappan, NY 10983
               Telephone: (914) 359-6107

               William D. Clarke
               420 Jefferson St. #4D
               Hoboken, NJ  07030
               Telephone: (201) 792-1172

          With copies to:

               Pennie & Edmonds, LLP
               3300 Hillview Avenue
               Palo Alto, CA  94304
               Attention:  Paul DeStefano, Esq.
               Facsimile:  (650) 493-5556
               Telephone:  (650) 493-4935

     8.3  Counterparts. This Agreement may be executed in counterparts, each of
          ------------
which shall, for all purposes, be deemed an original instrument.

     8.4  Entire Agreement. This Agreement (including the Exhibits and Schedules
          ----------------
hereto, which are incorporated herein and made a part hereof), sets forth the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, including without limitation the letters of intention and other correspondence heretofore exchanged between the parties.

     8.5  Captions. All headings contained in this Agreement are for convenience
          --------
or reference only and shall not control or affect in any way the meaning, construction or interpretation of any of the provisions hereof.

     8.6  Governing Law; Dispute Resolution.
          ---------------------------------

          (a) This Agreement shall be governed by the laws of the State of California (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect and performance.

          (b) Purchaser and each of the Sellers shall attempt in good faith to resolve among themselves any legal disagreement, dispute, controversy or claim arising out of or relating to this Agreement, the interpretation hereof, the relationship contemplated hereby, or the breach, termination or invalidity hereof. If each of the Sellers and the Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by each of the parties thereto and each of the parties thereto shall be entitled to rely on such memorandum.

          (c) If no such agreement between Purchaser and each of the Sellers can be reached pursuant to Section 8.6(b) hereof within sixty (60) days, any legal disagreement, dispute, controversy or claim arising out of or relating to this Agreement, the interpretation hereof, the relationship contemplated hereby, or the breach, termination or invalidity hereof shall be finally resolved by arbitration in San Francisco, California conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Arbitration under this Section shall be initiated by written demand for arbitration specifying the controversy or claim on which arbitration is sought, as well as the relief requested.

          (d) Arbitration shall be before one arbitrator, which arbitrator shall be an attorney or retired judge having knowledge of the disputed subject matter, mutually agreeable to Sellers and Purchaser. In the event that within forty-five (45) days after submission of any dispute to arbitration, Sellers and Purchaser cannot mutually agree on an arbitrator, the American Arbitration Association shall appoint such arbitrator in accordance with its rules. The arbitrator shall, before accepting such appointment, agree to render its decision to the parties in writing together with the underlying reasoning, including separate statements of findings of facts and conclusions of law, no later than 60 days after completion of hearings, but in no event later than 180 days from the date of appointment of the arbitrator. The parties to the dispute agree to use all commercially reasonable efforts to assure that the arbitration procedure set forth herein, once commenced, shall be completed as expeditiously as possible. The decision of the arbitrator shall be final and binding upon the parties thereto and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

          (e) This arbitration agreement is intended to be self-executing. The expenses of arbitration shall be borne by the party against whom the decision is rendered, or apportioned in accordance with the decision of the arbitrator in the event of a compromise decision. All notices from one party to the other relating to any arbitration hereunder shall be in writing and shall be effective if given in accordance with the provisions of Section 8.2. Notwithstanding anything to the contrary herein, the arbitration provisions set forth herein, and any arbitration conducted thereunder, shall be governed exclusively by the Federal Arbitration Act, Title 9, United States Code and by the 1958 United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards, to the exclusion of any state or municipal law of arbitration.

          (f) Notwithstanding anything contained in this Section 8.6, each party shall have the right to institute judicial proceedings against another party or any Person acting by, through or under such party in order to enforce the instituting party's rights hereunder through specific performance, injunction or similar equitable relief. Each party hereby submits to the jurisdiction of the United States District Court for the Northern District of California and the Southern District of New York for purposes thereof. Each of the Sellers and the Purchaser hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to laying of the venue of any such suit, action or proceeding brought in such Court and any claim that any such suit, action or proceeding brought in such Court has been brought in an inconvenient forum. Each of the Sellers and the Purchaser consents to process being served in any such suit, action or proceeding by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to its address designated in Section 8.2. Each of the Sellers and the Purchaser agrees that such service (x) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and
(y) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to it.

     8.7  No Third Party Rights. Nothing herein express or implied is intended
          ---------------------
or shall be construed to confer upon or give any Person, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

     8.8  Amendment and Waiver. This Agreement may be amended, modified or
          --------------------
superseded, and any of the terms, covenants or conditions hereof may be waived, at any time by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure at any time of any party hereto to require performance by another party of any responsibility or obligation provided for in this Agreement shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party of a breach of any provision of this Agreement by another party constitute a waiver of the responsibility or obligation itself.

     8.9   Construction and Representation by Counsel. The parties hereto
           ------------------------------------------
represent that in the negotiation and drafting of this Agreement they have been represented by and relied upon the advice of counsel of their choice. The parties affirm that their counsel have had a substantial role in the drafting and negotiation of this Agreement and, therefore, the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any Exhibit or Schedule attached hereto.

     8.10  Further Assurances. Each party shall, at the request of the other
           ------------------
party, at any time and from time to time following the Closing promptly execute and deliver, or cause to be executed and delivered, to such requesting party all such further instruments and take all such further action as may be reasonably necessary or appropriate to more effectively transfer, assign, convey, grant and confirm to the Purchaser, or to perfect or record the Purchaser's title to or interest in, or to enable the Purchaser to possess and use, the Shares or otherwise to confirm or carry out the provisions of and transactions contemplated by this Agreement. Following the Closing, each of Sellers shall use all reasonable efforts to assist Purchaser in completing the audit of any financial statements of At Work required to be prepared by Purchaser in order to comply with its ongoing reporting obligations under the Exchange Act.

     8.11  Severability. If any one or more of the provisions contained in this
           ------------
Agreement or any document executed in connection herewith shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired; provided that the economic
                                                      --------
and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. In the case of any such invalidity, illegality or unenforceability, the parties hereto agree to use all commercially reasonable efforts to achieve the purpose of such provision by a new legally valid and enforceable stipulation.

     8.12  Dollars. All references in this Agreement to "Dollars" and "$" shall
           -------
mean the lawful money of the United States.

     8.13  Binding Effect; No Assignment. This Agreement shall be binding upon
           -----------------------------
and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not assignable without the prior written consent of each of the parties hereto or by operation of law.

                                 *     *     *

     IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto as of the date first above written.

SELLERS:


_________________________________
JAMES FLYNN


_________________________________
WILLIAM D. CLARKE


PURCHASER:


ALYSIS TECHNOLOGIES, INC.


By:______________________________
   Printed:  Kevin D. Moran
   President and Chief Executive Officer